Exhibit 4.10

EXECUTION COPY

PATENT SECURITY AGREEMENT

(SHORT-FORM)

PATENT SECURITY AGREEMENT (this “Agreement”), dated as of February 25, 2008 between AXCAN PI-IARMA INC. (the “Grantor”) and BANK OF AMERICA, N.A., as administrative agent for the Secured Parties.

Reference is made to the Pledge and Security Agreement dated as of February 25, 2008 (as amended, supplemented or otherwise modified from time to time, the “Security Agreement”), among Holdings, the Parent Borrower, the Co-Borrower, certain other Subsidiaries of the Parent Borrower from time to time party thereto and the Administrative Agent. The Secured Parties’ agreements in respect of extensions of credit to the Borrowers are set forth in (i) the Credit Agreement dated as of February 25, 2008 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Parent Borrower, the Co-Borrower, Holdings, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and each lender from time to time party thereto and (ii) the Senior Secured Notes Indenture. The Grantor is an affiliate of the Borrowers and will derive substantial benefits from the extension of credit to and the purchase of notes from the Borrowers pursuant to the Credit Agreement and the Senior Secured Notes Indenture, and is willing to execute and deliver this Agreement in order to induce the Lenders and the purchasers to extend such credit and provide such debt financing. Accordingly, the parties hereto agree as follows:

Section 1. Terms. Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Security Agreement. The rules of construction specified in Article 1 of the Credit Agreement also apply to this Agreement.

Section 2. Grant of Security Interest. As security for the payment or performance, as the case may be, in full of the Secured Obligations, the Grantor, pursuant to and in accordance with the Security Agreement, did and hereby does grant to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest in, all right, title and interest in or to any and all of the following assets and properties now owned or at any time hereafter acquired by the Grantor or in which the Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Patent Collateral”):

All letters Patent of the United States, all registrations and recordings thereof, and all applications for letters Patent of the United States in or to which the Grantor now or hereafter has any right, title or interest therein, including registrations, recordings and pending applications in the USPTO, and all reissues, continuations, divisions, continuations-in-part, renewals, improvements or extensions thereof, including those listed on Schedule I hereto.

Section 3. Termination. This Agreement is made to secure the satisfactory performance and payment of the Secured Obligations. The security interest granted hereby shall terminate under the conditions and to the same extent set forth in Section 6.12 of the Security Agreement. The Administrative Agent shall, in connection with any termination or release herein or under the Security Agreement, execute and deliver to the Grantor as the Grantor may request, an instrument in writing effecting or evidencing such termination or release with respect to the Patent Collateral acquired under this Agreement. Additionally, upon such satisfactory performance or payment, the Administrative Agent shall reasonably cooperate with any efforts made by the Grantor to make of record or otherwise confirm such satisfaction including, but not limited to, the release and/or termination of this Agreement and any security interest in, to or under the Patent Collateral.

Section 4. Supplement to the Security Agreement. The security interests granted to the Administrative Agent herein are granted in furtherance, and not in limitation of, the security interests granted to the Administrative Agent pursuant to the Security Agreement. The Grantor hereby acknowledges and affirms that the rights and remedies of the Administrative Agent with respect to the Patent Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this Agreement and the Security Agreement, the terms of the Security Agreement shall govern.

Section 5. [Reserved.]

Section 6. Miscellaneous. The provisions of Article 6 of the Security Agreement are hereby incorporated by reference.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

AXCAN PHARMA INC., as the Grantor

By:	/s/ Steve Gannon
Name:	Steve Gannon
Title:	Senior Vice President – Finance, Chief Financial Officer and Treasurer

Signature Page to Axcan Pharma Inc. Patent Security Agreement (Short-Form)

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Mollie S. Camp
Name:	Mollie S. Camp
Title:	Vice President

Signature Page to Patent Security Agreement (Short-Form)